Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Forms S-3 (Nos. 333-103451 and 333-125276) and in the related Prospectuses and Forms S-8 (Nos. 333-126248, 333-58817, 333-50289 and 333-50205) of Helix Energy Solutions Group, Inc. (formerly Cal Dive International, Inc.) of our reports dated March 14, 2006, with respect to the consolidated financial statements of Helix Energy Solutions Group, Inc. and Subsidiaries, Helix Energy Solutions Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Helix Energy Solutions Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
Houston, Texas
March 14, 2006